U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 28, 2017

Arkados Group, Inc.

(Exact name of Company as specified in its charter)

Delaware	000-27587	22-3586087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 Warren Street, Suite 320
Newark, NJ 07103
(Address of principal executive offices)

(862) 393-1988
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 3 - Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

Reference is made to the disclosures set forth under Item 5.03 of this Current Report on Form 8-K, which disclosures are incorporated herein by reference.

The issuance by Arkados Group, Inc. (the “Company”) of 4,000,000 shares of the Series A Stock described below to Solbright Renewable Energy, LLC (“Solbright”) were issued pursuant to the terms of the Convertible Promissory Note dated May 1, 2017 (the “Note”). The Note, and the securities upon which the Note was convertible, was issued in connection with the Asset Purchase Agreement dated May 1, 2017 with Solbright (as described in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on May 5, 2017) and was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act (“Regulation D”). Prior to the issuance of said Note, SolBright made certain representations to the Company as required by Regulation D. The Company has not and will not engage in general solicitation or advertising with regard to the issuance of the Series A Stock and has not and will not offer securities to the public in connection with the issuance of said shares.

Section 5-Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation of Bylaws; Change in Fiscal Year.

On September 28, 2017, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) designating 5,000,000 shares of the Company’s authorized preferred stock as Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Stock”). Effective thereon, the Company issued to Solbright 4,000,000 shares of Series A Stock in consideration for the cancellation of the full amount of indebtedness represented by the Note.

The Series A Stock ranks senior to the common stock and any other class of shares which are not expressly senior to or on parity with the Series A Stock. A summary of the material provisions of the Certificate of Designation governing the Series A Stock is as follows:

Dividends

Cash dividends accrue on each share of Series A Stock, at the rate of 4% per annum of the Stated Value, and are payable quarterly in arrears in cash on the first day of March, June, September and December each year, commencing June 1, 2017. Dividends accrue whether or not they are declared and whether or not the Company has funds legally available to make the cash payment.

Conversion

Each share of Series A Stock is convertible at any time at the option of the holder into one share of common stock of the Company (the conversion rate is determined by dividing $1.50, the stated value of a share of Series A Stock (the “Stated Value”), by $1.50), subject to adjustment in the case of stock splits, stock dividends, combination of shares and similar transactions. If the Company makes any dividend or distribution, including a dividend, spin off or similar arrangement, the holder of the Series A Stock participates in such distribution as if the holder had converted the Series A Stock.

Liquidation Preference

The Series A Stock has a liquidation preference of the Stated Value ($1.50 per share). No distribution shall be made to holders of shares of capital stock ranking junior to the Series A Stock upon liquidation, dissolution or winding-up of the Company, unless the holders of shares of Series A Stock have received an amount per share equal to $1.50 plus any accrued and unpaid dividends.

Voting

A holder of Series A Stock shall not be entitled to voting rights. However, any amendment to the Certificate of Designation which changes the rights given to the Series A Stock, including establishing any stock which ranks on parity with the Series A Stock, requires the consent of the holders of at a majority of the shares of Series A Stock then outstanding.

Redemption

The Company has the right, upon notice to the holders of the Series A Stock no later than 30 days after the end of each quarter, to redeem all or any part of the outstanding Series A Stock. The Company can redeem the shares if it has the funds available to pay the aggregate of the Stated Value per share plus any accrued but unpaid dividends for all shares being redeemed.

The foregoing description of the Certificate of Designation does not purport to be complete and is qualified in its entirely by reference to the Certificate of Designation which is filed as Exhibit 3.9 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.9	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arkados Group, Inc. (Registrant)

Date: October 4, 2017	By:	/s/ Terrence DeFranco
Terrence DeFranco Chief Executive Officer

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